Exhibit 10-2
GANNETT CO., INC.
DEFERRED COMPENSATION PLAN
RULES FOR POST-2004 DEFERRALS
Restated as of January 1, 2005
Amendment No. 1
Effective August 1, 2008, Gannett Co., Inc. hereby amends the Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2005 Deferrals, restated as of January 1, 2005 (the “Plan”), as follows:
1. Section 1.1 of the Plan is amended to add the following provision to the end thereof:
The Plan also permits the Company to credit eligible participants’ deferred compensation accounts with additional awards, and such awards shall be subject to such rules that are specified by the Company.
2. The first sentence of Section 2.3 of the Plan is amended by adding “or on behalf of whom the Company makes an award” after “Compensation”.
3. The first sentence of Section 2.6(c) of the Plan is amended by adding “or as otherwise specified under the Plan” after “award”.
4. The Plan is amended by adding the following new Article 5, as follows:
5.0 GANNETT 401(K) SAVINGS PLAN EXCESS CONTRIBUTIONS
5.1 Introduction
The Company sponsors the Gannett Co., Inc. 401(k) Savings Plan (the “Savings Plan”), which provides for matching and other employer contributions. IRS rules limit the benefits that can be provided to highly compensated participants in the Savings Plan. The purpose of this Article is to provide benefits for certain eligible executives in excess of those that can be provided under the Savings Plan due to IRS limitations that apply to the Savings Plan and to set forth special rules that apply to such benefits.

5.2 Eligible Participants
Employees who satisfy all of the following requirements are eligible to receive benefits under this Article 5: (i) the employee is on corporate payroll; (ii) the employee is an active participant in the Savings Plan for the Plan Year and receives Matching and/or Employer Contributions under the Savings Plan; (iii) the employee’s Compensation for the Plan Year exceeds the compensation limit imposed under Code Section 401(a)(17); and (iv) the employee is not accruing benefits under Gannett’s Supplemental Retirement Plan after August 1, 2008.
5.3 Definitions applicable to this Article
The following definitions shall apply for purposes of this Article:
“Compensation” shall mean such term as defined in the Savings Plan except that such definition shall be applied ignoring Code Section 401(a)(17) limits and taking into account salary or bonus amounts that an employee elects to defer into this Plan.
“Employer Contribution” means Company contributions made on behalf of certain eligible participants in the Savings Plan pursuant to the formula set forth in that plan.
“Excess Plan Participant” means an employee who satisfies the eligibility requirements set forth in Section 5.2 to participate in the Plan for the Plan Year.
“Matching Contribution” means Company matching contributions made on behalf of certain eligible participants in the Savings Plan pursuant to the formula set forth in that plan.
“Plan Year” means the calendar year.
“Savings Plan” means the Gannett Co., Inc. 401(k) Savings Plan.
“Savings Plan Compensation” shall mean “Compensation” as defined under the Savings Plan.
5.4 Excess Plan Benefit
In the event that an Excess Plan Participant receives an Employer Contribution under the Savings Plan, Gannett shall credit such Excess Plan Participant with an amount under this Plan that is calculated by applying the Employer Contribution formula pursuant to which the Excess Plan Participant receives a benefit under the Savings Plan to the amount of the Participant’s Compensation that exceeds his Savings Plan Compensation.

In the event that an Excess Plan Participant receives a Matching Contribution under the Savings Plan, Gannett shall credit such Excess Plan Participant with an amount under this Plan that is calculated by applying the Matching Contribution formula pursuant to which the Excess Plan Participant receives a benefit under the Savings Plan to the Participant’s Compensation that exceeds his Savings Plan Compensation; provided that an Excess Plan Participant shall only receive a matching contribution under this Plan for a Plan Year if the Excess Plan Participant makes the maximum elective deferral contribution to the Savings Plan that is permitted under Code Section 402(g). An Excess Plan Participant does not have to make elective deferrals into the Plan to be credited with the benefits described in this paragraph.
5.5 Crediting Benefits
Except for the special Change in Control crediting rule set forth in Section 5.7, Excess Plan Participants shall be credited with benefits under this Article on the first business day of the second month following the Plan Year to which such benefits relate. A special Deferred Compensation Account shall be established for crediting such benefits. An Excess Plan Participant can designate how the amounts in such account are deemed to be invested in accordance with the rules set forth in Sections 2.6(b), 2.7 and 2.8; provided that all Company contributions credited under this Article 5 shall initially deemed to be invested in the Gannett Stock Fund.
5.6 Vesting
The same Employer and Matching Contribution vesting rules under the Savings Plan shall apply to benefits under this Article, except that in the event of a Change in Control, all benefits provided under this Article shall become immediately vested. Any unvested benefits shall be forfeited when an Excess Plan Participant separates from service (within the meaning of Section 409A).
5.7 Payment of Benefits
Vested benefits credited to an Excess Plan Participant under this Article shall be paid in a single lump sum cash distribution to the Participant within sixty (60) days after the Excess Plan Participant’s separation from service (within the meaning of Section 409A). If the Excess Plan Participant is entitled to a benefit under this Article for the Plan Year in which the Excess Plan Participant separates from service, such benefit (if vested) shall be paid to the Excess Plan Participant within sixty (60) days after the date the benefit is credited to his Deferred Compensation Account.
Notwithstanding any provision to the contrary, a distribution triggered by a specified employee’s separation from service (for any reason other than death or Disability) may not commence before the date which is 6 months after the date of the specified employee’s separation from service (or if, earlier, the employee’s death). For purposes of the Plan, a “specified employee” has the meaning set forth in Section 409A. If this provision is triggered, any amount that would otherwise have been paid during such 6 month period shall be paid on the date that is the first day of the seventh month after such employee’s separation from service (or if, earlier, the employee’s death). For purposes of this Plan, the date when a Participant is deemed to be separated from service, retired, or terminated shall be determined consistent with the requirements of Section 409A.

No in-service distributions due to an unforeseeable emergency or otherwise shall be permitted for benefits provided for under this Article; except that the special payout rules set forth in Section 3.7(i) shall apply to benefits under this Article in the event of a Change in Control described in that Section. Additionally, in the event of a Change in Control described in Section 3.7(i), any amounts that would have been credited to a Participant’s account based on the Participant’s year-to-date Compensation as of the date of the Change in Control and ignoring the Savings Plan’s last day of the year employment requirement, shall be immediately credited to the Participant’s account.
5.8 Other Plan Provisions
Other Plan provisions shall apply to benefits under this Article to the extent that they are not inconsistent with the rules set forth in this Article.
IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of July 31, 2008.

GANNETT CO., INC.
By:	/s/ Roxanne V. Horning
	Name:	Roxanne V. Horning
	Title:	Senior Vice President/Human Resources